                                                                    EXHIBIT 20.3

          REPORT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors of Global Signal Inc.

We have audited the accompanying statement of revenue and certain expenses of
Charles S. Hayes Acquisition as described in Note 1 for the year ended December
31, 2004. This statement of revenue and certain expenses is the responsibility of Charles S. Hayes Acquisition's management. Our responsibility is to express an opinion on this statement of revenue and certain expenses based on our audit.

We conducted our audits in accordance with the standards of the Public Company
Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Charles S. Hayes Acquisition's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Charles S. Hayes Acquisition's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying statement of revenue and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and
Exchange Commission for incorporation by reference as a consummated acquisition in a current report on Form 8-K of Global Signal Inc. as described in Note 1 and is not intended to be a complete presentation of Charles S. Hayes Acquisition's revenues and expenses.

In our opinion, the statement of revenue and certain expenses referred to above presents fairly, in all material respects, the revenue and certain expenses of
Charles S. Hayes Acquisition as described in Note 1 for the year ended December
31, 2004 in conformity with U.S. generally accepted accounting principles.

                                        /s/ Ernst & Young LLP
                                        ----------------------------------------

Tampa, Florida
September 28, 2005

                          CHARLES S. HAYES ACQUISITION
                   STATEMENTS OF REVENUE AND CERTAIN EXPENSES
                             (dollars in thousands)

                                                                         Period from
                                                    Year Ended       January 1, 2005 to
                                                 December 31, 2004      July 28, 2005
                                                 -----------------   ------------------
                                                                         (unaudited)

Revenue                                                 $848                $486

Certain expenses:
   Property taxes                                         18                  11
   Other tower operating expense                          63                  41
   Selling, general, & administrative expenses
                                                           1                   1
                                                        ----                ----
Total certain expenses                                    82                  53
                                                        ----                ----
Revenue in excess of certain expenses                   $766                $433
                                                        ====                ====

      See accompanying notes to Statements of Revenue and Certain Expenses

                          CHARLES S. HAYES ACQUISITION
                       NOTES TO STATEMENTS OF REVENUE AND
            CERTAIN EXPENSES Year Ended December 31, 2004 and Period
                from January 1, 2005 to July 28, 2005 (Unaudited)
                             (dollars in thousands)

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS

Charles S. Hayes, Inc. is principally engaged in providing services to the wireless communications industry by leasing antenna sites on multi-tenant towers. Charles S. Hayes, Inc. ("Hayes") leases tower space primarily to personal communications services and cellular service providers. Charles S.
Hayes Inc.'s sites are located in Indiana.

On July 28, 2005, Global Signal Acquisitions LLC, a wholly-owned subsidiary of
Global Signal Inc. (the "Company"), acquired 22 towers and the underlying land parcels from Charles S. Hayes, Inc. under a definitive purchase agreement dated
July 22, 2005. The purchase agreement and these statements of revenues and certain expenses exclude towers as well as certain assets of Charles S. Hayes,
Inc. related to tower development. "Charles S. Hayes Acquisition" represents the assets acquired by the Company. One of the 22 towers purchased by the Company was constructed during 2005.

BASIS OF PRESENTATION

The accompanying statements of revenue and certain expenses were prepared for the purpose of complying with the rules and regulations of the Securities and
Exchange Commission for inclusion as a consummated acquisition in a Form 8-K of the Company. The statements, which encompass the towers sold to the Company, are not representative of the actual or complete operations of Charles S. Hayes
Acquisition for the periods presented or indicative of future operations, as they exclude the following: certain non-tower related selling, general and administrative expenses; interest expense; and depreciation and amortization.

The accompanying statement of revenue and certain expenses for the period
January 1, 2005 to July 28, 2005, which includes operating results for each tower until its acquisition by the Company, is unaudited and has been prepared in accordance with generally accepted accounting principles for interim financial information and Article 10 of Regulation S-X. Revenues and certain expenses for the period from January 1, 2005 to July 28, 2005 are not necessarily indicative of that which may be expected for the year ending
December 31, 2005.

USE OF ESTIMATES

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and such variances could be material.

                          CHARLES S. HAYES ACQUISITION
         NOTES TO STATEMENTS OF REVENUE AND CERTAIN EXPENSES (CONTINUED)
                             (dollars in thousands)

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

REVENUE RECOGNITION

Revenues are recognized when earned. Escalation clauses present in lease agreements with Charles S. Hayes Acquisition's customers are recognized on a straight-line basis over the term of the lease, excluding unexercised options.

CONCENTRATION OF CREDIT RISK

Charles S. Hayes Acquisition derives the largest portion of its revenues from customers who require wireless communications services. Centennial, Cingular
(formerly AT&T Wireless), T-Mobile and USA Mobility represented 20.0%, 12.6%,
11.1% and 10.8%, respectively, of revenues for the year ended December 31, 2004.
Centennial, Cingular and T-Mobile represented 20.4%, 12.2% and 11.1%, respectively, of revenues for the period from January 1, 2005 to July 28, 2005.
No other customers represented over 10% of revenue.

2. LEASES

CUSTOMER LEASES

Charles S. Hayes Acquisition leases antenna space on communications towers to various wireless service providers under non-cancelable operating leases. These leases are generally for terms of one to ten years. Generally, Charles S. Hayes
Acquisition's tenant leases provide for multiple renewal periods, at the tenant's option, and escalation at renewal. Leases with fixed-rate escalation clauses, or those that have no escalation, have been included below based on the contractual tenant lease amounts. Leases that escalate based on non-fixed rates, such as the Consumer Price Index, are included below at the current contractual rate over the remaining term of the lease. The tenant rental payments included in the table below do not assume exercise of tenant renewal options.

Future minimum rental receipts due to Charles S. Hayes Acquisition under operating leases in effect at December 31, 2004, without giving effect to the impact of straight-line rent adjustments, are as follows:

   Year
----------
2005         $  775
2006            635
2007            478
2008            269
2009            139
Thereafter      320
             ------
             $2,616
             ======